Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

DEFSEC TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Common Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (6)
Newly Registered Securities
Fees to be Paid	Equity	Common Shares (2)	Rule 457(o)			$7,500,000	$0.00015310	$1,148.25
Fees to be Paid	Equity	Pre-funded Warrants (2)	Rule 457(g)			(3)	$0.00015310
Fees to be Paid	Equity	Common Shares underlying Pre-funded Warrants (at an exercise price of $0.0007289) (2) (7)	Rule 457(o)			(3)	$0.00015310
Fees to be Paid	Equity	Warrants accompanying Common Shares and Pre-funded Warrants (2)	Rule 457(g)			(3)	$0.00015310

Fees to be Paid	Equity	Common Shares underlying Warrants (2)	Rule 457(o)			9,375,000	$0.00015310	$1,435.31
Fees to be Paid	Equity	Warrants to be issued to the placement agent (4) (5)	Rule 457(g)			(3)	$0.00015310
Fees to be Paid	Equity	Common Shares underlying Warrants issued to the placement agent (at an exercise price of 125% of the price of Common Shares) (2)	Rule 457(o)			$703,125	$0.00015310	$107.65
Fee Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$17,578,125		$2,691.21
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$2,691.21

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the United States Securities Act of 1933, as amended (the "Securities Act"). Assumes no sale of any Pre-funded Warrants.

(2) Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3) No registration fee required pursuant to Rule 457(g).

(4) The warrants are exercisable at a price per common share equal to 125% of the public offering price per common share.

(5) We have agreed to issue to H.C. Wainwright & Co., LLC, as placement agent, placement agent's warrants (the "Placement Agent's Warrants"). Resales of the Placement Agent's Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, are registered hereby. Resales of common shares issuable upon exercise of the Placement Agent's Warrants are also being similarly registered on a delayed or continuous basis hereby. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Placement Agent's Warrants is $703,125, which is equal to 125% of $562,500 (7.5% of $7,500,000).

(6) This Registration Statement relates to an aggregate of approximately CAD$10,290,000 of securities (converted from US$7,500,000 at an exchange rate of US$1.00 = CAD$1.3720), which was the daily average exchange rate reported by the Bank of Canada on July 18, 2025).

(7) The exercise price of the pre-funded warrants is US$0.0007289 (converted from CAD$0.0001 at an exchange rate of CAD$1.00 = CAD$0.7289).